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THE PNC FINANCIAL SERVICES GROUP, INC.                             EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




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                                                                                          Year ended December 31
                                                Nine months ended    --------------------------------------------------------------
Dollars in millions                            September 30, 2001         2000         1999         1998         1997         1996
------------------------------------------------------------------   ----------   ----------   ----------    ---------   ----------

EARNINGS
Income from continuing operations before taxes             $1,305       $1,848       $1,788       $1,651       $1,595       $1,526
Fixed charges and preferred stock dividends
   excluding interest on deposits                             647        1,063        1,010        1,188        1,110        1,022
                                                  ----------------   ----------   ----------   ----------    ---------   ----------
     Subtotal                                               1,952        2,911        2,798        2,839        2,705        2,548
Interest on deposits                                        1,011        1,653        1,369        1,471        1,457        1,428
                                                  ----------------   ----------   ----------   ----------    ---------   ----------
     Total                                                 $2,963       $4,564       $4,167       $4,310       $4,162       $3,976
                                                  ================   ==========   ==========   ==========    =========   ==========

FIXED CHARGES
Interest on borrowed funds                                   $540         $915         $870       $1,065       $1,010         $985
Interest component of rentals                                  39           50           44           33           26           27
Amortization of notes and debentures                            1            1            1            1            1            1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                             48           67           65           60           43            1
Preferred stock dividend requirements                          19           30           30           29           30            8
                                                  ----------------   ----------   ----------   ----------    ---------   ----------
    Subtotal                                                  647        1,063        1,010        1,188        1,110        1,022
Interest on deposits                                        1,011        1,653        1,369        1,471        1,457        1,428
                                                  ----------------   ----------   ----------   ----------    ---------   ----------
    Total                                                  $1,658       $2,716       $2,379       $2,659       $2,567       $2,450
                                                  ================   ==========   ==========   ==========    =========   ==========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                               3.02x        2.74x        2.77x        2.39x        2.44x        2.49x
Including interest on deposits                               1.79         1.68         1.75         1.62         1.62         1.62
===================================================================================================================================
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